EXHIBIT 99.1

American Telecom Services Announces
Financial Results for First Quarter of Fiscal 2007

Contact: Company	Investors:	Media:
Bruce Hahn, CEO	Brett Maas	Danielle Ross
(310) 871-9904	Hayden Communications	Comunicano, Inc.
(404) 261-7466	(646) 536-7331	(858) 314-2958
Bruce.Hahn@atsphone.com	Brett@haydenir.com	dross@comunicano.com

City of Industry, California, November 14, 2006 - American Telecom Services Inc. (AMEX: TES), a provider of converged communications solutions today announced financial results for the first fiscal quarter ended September 30, 2006.

For the first quarter, the Company announced total net revenues of approximately $4.3 million, up 59.5 percent versus $2.7 in the fourth quarter of fiscal year 2006. Because the Company began generating revenue in the second half of fiscal 2006, comparisons to last year’s first quarter do not provide relevant representation on the Company’s current financial performance. The cost of sales for the quarter was approximately $3.0 million, resulting in gross profit of $1.3 million or 29.9 percent of sales. Sequentially, the 29.9 percent gross profit margin decreased compared to the 45.2 percent gross margin reported in the fourth quarter of fiscal 2006. This decrease was primarily due to the Company’s decision to substitute their custom chipset with a more costly off-the-shelf chipset which allowed the company to accelerate the manufacturing of some of their phones to meet deadlines for the holiday shopping season. This resulted in a five percentage point impact on gross profit margin. These increased costs are not expected to reoccur with products shipped in the second fiscal quarter.

General and administrative expenses for the first fiscal quarter this year were approximately $966,000, an increase of 10 percent compared to $877,000 reported in the fourth fiscal quarter of 2006. The increase is related to routine expansion of the Company’s operations to support current and forecasted growth, and also included non-cash charges related to share-based compensation of approximately $56,000 and $201,000 in expenses related to being a publicly-traded company, compared to such charges of $113,000, and $91,000 respectively in the fourth quarter of fiscal 2006.

Total selling expenses were $2.0 million, inclusive of $254,000 of additional air freight costs incurred to meet the delivery schedule of retailers for phones for the holiday shopping season. Additionally, the Company incurred $120,000 in product design and development expenses associated with new phone products expected to be launched in the second half of fiscal 2007. Selling expenses were $1.7 million in the fourth quarter of fiscal 2006.

Total operating expenses were $3.0 million in the quarter compared to total operating expenses of $2.6 million in the fourth quarter of fiscal 2006. Net loss for the quarter was $1.6 million, or $(0.25) per basic and fully diluted share (based on 6.5 million shares), compared to a net loss of $1.2 million, or $(0.19) per basic and fully diluted shares for the fourth fiscal quarter last year (based on 6.5 million shares).

“The response from our retail partners and consumers for our products has exceeded our expectations,” commented Bruce Hahn, Chief Executive Officer of American Telecom Services, Inc. “Due to the strength in demand for our products, we have embarked upon an accelerated strategy to meet the purchase orders from the channel partners. Extra freight costs, increased marketing expenses, and additional costs to expedite the manufacturing and distribution of phones to meet holiday season sale deadlines contributed to higher than normal expenses. As we complete the initial ramp, and work to meet the deadlines set by retailers to participate in their marketing programs and ‘planogram’ schedules, we eventually will enter into a period where we will have longer lead times to get products to market, minimizing some of these expenses related to our initial product launch, enabling us to more effectively leverage our business model.”

The Company ended the period with $6.2 million in cash and cash equivalents compared to $12.4 million in cash and cash equivalents as of June 30. The Company ended the first quarter with $4.4 million in accounts receivable, net of allowance for doubtful accounts, $3.8 million in prepaid expenses, of which $3.0 million is for inventory in process and $3.3 million in finished inventory, meaning that approximately 79 percent of the cash utilized during the first quarter was for inventory to meet existing orders from retail partners. As of September 30, the Company had orders for approximately $12.5 million in phone products to be delivered over the next six months. Working capital was $13.4 million as of September 30, 2006, down from $15.1 million as of June 30, 2006.

“We now have 15 new products available at retail and expect to introduce our Digital Clear Internet Phones through a major office superstore chain nationally before the end of November, officially launching our second major telecom bundled service,” Mr. Hahn continued. “Response to our DECT 6.0 line of products continues to be strong as consumers recognize and appreciate the interference free voice quality and state-of-the-art features. Recently, we hired Edward James as our new chief financial officer, adding a financial executive with substantial marketing and retail experience to our team. We believe this addition significantly expands the depth of our management team.”

Teleconference Information

The Company will host a conference call at 8:30 a.m. ET on November 15, 2006 to discuss these results. Interested participants should dial 800-632-2975 when calling within the United States or 973-935-8755 when calling internationally. There will be a playback of the call available until November 22, 2006. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8114876 for the playback. This call is being webcast by ViaVid Broadcasting and can be accessed at American Telecom’s web site at http://www.atsphone.com. The webcast may also be accessed at ViaVid's website at: http://viavid.net/dce.aspx?sid=0000384B. The webcast can be accessed until December 15, 2006 on either site.

About American Telecom Services

American Telecom Services, a leading provider of converged communications solutions, currently offers Digital Clear Internet phone bundles powered by SunRocket (voice-over-Internet-Protocol or “VoIP”) and Pay N’ Talk prepaid residential long distance services powered by IDT. These services are bundled with ATS’ diverse line of custom designed, cordless multi-handset phones. ATS sells its phone/service bundles through major retailers under the “American Telecom”, “ATS”, “Pay N’ Talk”, and “Digital Clear” brand names.

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated February 1, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

American Telecom Services, Inc.

Consolidated Balance Sheet

	September 30, 2006 (Unaudited)	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$6,233,206	$12,372,765
Accounts receivable, net	4,389,963	1,060,968
Inventory	3,330,925	2,181,019
Prepaid expenses and other	3,773,475	808,523
Total current assets	17,727,569	16,423,275

Property and equipment, net	207,685	174,880
Deposit and other assets	84,497	75,391

Total assets	$18,019,751	$16,673,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$652,671	$372,916
Accrued expenses	3,648,522	987,777
Total current liabilities	4,301,193	1,360,693
Total liabilities	4,301,193	1,360,693

Stockholders’ equity (Notes 3 and 6) :
Preferred stock, $.001 par value, authorized 5,000,000
shares, issued and outstanding -0- shares	—	—
Common stock, $.001 par value, 40,000,000 shares authorized;
6,502,740 shares and 6,502,740 shares issued and outstanding, respectively	6,503	6,503
Additional paid-in capital	21,274,438	21,239,702
Accumulated deficit	(7,562,383)	(5,933,352)
Total stockholders’ equity	13,718,558	15,312,853
Total liabilities and stockholders’ equity	$18,019,751	$16,673,546

American Telecom Services, Inc.

Statement of Operations

	For the Three Months Ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)

Revenues	$4,266,022	$—
Costs of sales	2,989,682	—
Gross profit	1,276,340	—

Operating Expenses:
Selling, marketing and development	2,012,409	116,703
General and administrative	965,866	188,563
Total expenses	2,978,275	305,266
Operating loss	(1,701,935)	(305,266)

Other expenses (income):
Interest expense and bank charges	17,569	35,721
Interest income	(90,473)	—
Amortization of debt discounts and debt issuance costs	—	77,709
Loss before provision for income taxes	(1,629,031)	(418,696)

Provision for income taxes	—	—
Net loss	$(1,629,031)	$(418,696)

Net loss per common share:
Basic and diluted	(0.25)	$(0.21)

Weighted average shares outstanding:
Basic and diluted	6,502,740	2,000,000